EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of CDT Environmental Technology Investment Holdings Limited (the “Company”) of our report dated May 15, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2023, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flow for the year ended December 31, 2023 and the related notes, included in its Annual Report on Form 20-F of the Company for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on May 15, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Singapore

February 14, 2025